Exhibit 99.1

Southwest Water Company Completes

Public Offering of Common Stock

LOS ANGELES—August 25, 2004—Southwest Water Company (NASDAQ:  SWWC) today announced the completion of a public offering of 1,825,000 shares of its common stock at a price to the public of $11.90 per share, generating total net proceeds to the company of approximately $20.7 million.

The underwriters managing the offering were A.G. Edwards & Sons, Inc., Janney Montgomery Scott LLC, and J. J. B. Hilliard, W. L. Lyons, Inc.  The underwriters have an over allotment option to purchase up to an additional 130,000 shares of Southwest Water Company common stock on equivalent terms.  This option expires on September 18, 2004.

Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for service. Additional information may be found on the company’s Web site: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results to differ materially from those expressed or implied by such forward-looking statements.  More detailed information about risk factors that may affect the company is contained in the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.

For Further Information:
	Southwest Water Company	PondelWilkinson Inc.
	624 S. Grand Ave., Suite 2900	1880 Century Park East, Suite 700
	Los Angeles, CA 90017	Los Angeles, CA 90067
	(213) 929-1800	(310) 279-5970 or (310) 279-5969
	www.swwc.com	www.pondel.com
CONTACT:	Richard J. Shields	CONTACT:	Cecilia Wilkinson or
	Chief Financial Officer		Robert Jaffe